SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ASA (Bermuda) Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: __________________________________

2) Form, Schedule or Registration Statement No. _________________

3) Filing Party: ___________________________

4) Date Filed: ____________________________

IMPORTANT LETTER FROM THE CHAIRMAN

ASA (BERMUDA) LIMITED

11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

January 11, 2006

Dear Shareholder,

You are cordially invited to attend the 2006 Annual General Meeting of Shareholders of ASA (Bermuda) Limited (the “Company”), which will be held on Wednesday, March 8, 2006.  The normal management proposals to be acted on at the meeting are described in the attached Notice of Annual General Meeting of Shareholders.

You will also be asked to vote on a shareholder proposal from a hedge fund manager (Proposal 3 in the proxy statement) recommending that the board of directors allow shareholders to realize net asset value by taking immediate action to eliminate the discount to net asset value at which the Company’s shares trade.  Implementing this self-serving proposal would clearly benefit the proposer’s short-term interests, but the Board cannot implement the proposal without material adverse consequences to the Company and other shareholders.  For the following reasons, which are presented in greater detail in the proxy statement, we strongly urge you to vote against the proposal.

We believe that the proposer’s supporting statement misrepresents factors that are critical to a fair evaluation of the proposal.  The proposal is supported by statements that we believe significantly understate the Company’s relative investment performance by comparing the Company’s performance to totally irrelevant yard sticks.  The proposer misrepresents the Company’s relative investment performance by measuring it against a broad-based index of South African industrial issuers that includes only a very small portion (about 6%) of gold producers.  But the Company’s investment policies, until July 2005, required it to invest a majority of its assets in South African gold producers.  For this reason, we believe that the Company’s investment performance is more appropriately measured against the FTSE/JSE Gold Sector Price Index, an unmanaged index of South African gold producers.  The Company’s investment performance has been strong and has significantly outperformed this South African gold index for all periods presented by the proposer.  The table below shows the Company’s return for these periods without reinvestment of dividends, based on net asset value and market price, as compared to that of the South African gold index converted into dollars:

	Return

Period	Company		Gold Index

	NAV	Market

Year ended 9/30/05	15.7%	9.4%	4.4%
Two years ended 9/30/05	20.6%	10.2%	-3.1%
Three years ended 9/30/05	53.4%	45.0%	11.4%

Any significant measures to eliminate or reduce the discount would have material adverse tax consequences to many shareholders.  In pursuing its self-interest, the proposer dismisses the materially adverse tax consequences that carrying out the proposal would wreak on many of the Company’s U.S. taxable shareholders.  These consequences would follow not only from measures to eliminate the discount, i.e., the open-ending or liquidation of the Company, but also from other significant measures to address the discount, such as a major tender offer.  Due to the Company’s status as a passive foreign investment company (PFIC) for federal income tax purposes, many individual U.S. taxable holders could be required to pay federal income taxes on distributions made as a result of certain measures to eliminate the discount at effective tax rates, including interest, of approximately 35% to 70% rather than at the normal 15% long-term capital gains rate.

The Company and its shareholders have been well served by its closed-end format. In addition to the tax consequences described above, open-ending is not a practicable alternative for the Company for other reasons discussed in the proxy statement.  But even if it were, the Board would not recommend open-ending.  While recognizing that the discount to net asset value is a common attribute of closed-end funds, your Board continues to believe that the Company’s closed-end format is in the best interests of the Company and its long-term shareholders.  The Company invests principally in volatile gold and precious metals securities and believes that the long-term performance of the Company has benefited from its not having to manage the large in-flows and out-flows of money that would be required in open-end format.  Open-ending would also substantially increase the Company’s expense ratio, both because of the substantial redemptions that would occur upon open-ending (which would correspondingly decrease the asset base over which expenses could be spread) and the significant increase in operating costs as an open-end fund.  Implementing the proposal would be in the proposer’s short-term self interest but would result in material adverse consequences to the Company and its long-term shareholders.

The Board of Directors believes that the proposal is not in the best interests of the Company and many of its U.S. shareholders and unanimously recommends that you vote against this proposal.

If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., the Company’s proxy solicitors, toll-free at 1-800-901-0068.

Sincerely yours,

Robert J.A. Irwin
Chairman, President and Treasurer
ASA (Bermuda) Limited

ASA (BERMUDA) LIMITED

11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

March 8, 2006

          NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of shareholders of ASA (Bermuda) Limited (the “Company”) will be held on Wednesday, March 8, 2006, at 10:00 a.m., Eastern Time, at the offices of UBS, 1285 Avenue of the Americas, 13th Floor, New York, NY, 10019, for the purpose of considering and acting upon the following business:

1.	To elect the Company’s Board of Directors.

2.

To ratify the appointment by the Audit Committee and the Board of Directors of  Ernst & Young LLP, an independent registered public accounting firm, as the Company’s independent  auditors for the fiscal year ending November 30, 2006 and to authorize the Audit Committee to set the independent auditors’ remuneration.

3.	To consider a shareholder proposal, if properly presented at the Meeting, recommending action with regard to the discount, as described in Proposal 3 in the Proxy Statement.

4.	Such other business as may properly come before the Meeting or any adjournment thereof.

          The Board of Directors unanimously recommends that shareholders vote in favor of  proposals 1 and 2 and against proposal 3.  The Board’s reasons for strongly opposing proposal 3 are set forth in the Proxy Statement.

          During the Meeting, management also will present the Company’s audited financial statements for the fiscal year ended November 30, 2005.

          The Board of Directors has fixed the close of business on December 29, 2005 as the record date for the determination of the shareholders of the Company entitled to receive notice of, and to vote at, the Meeting and any adjournments thereof.

By order of the Board of Directors,

Paul K. Wustrack, Jr.
Secretary

January 11, 2006

YOUR VOTE IS IMPORTANT
NO MATTER HOW MANY SHARES YOU OWN

          If your shares are registered in your name, please indicate your voting instructions on the enclosed proxy card, sign and date the card, and return it in the envelope provided by the date of the Meeting. IF YOU SIGN, DATE, AND RETURN THE PROXY CARD BUT GIVE NO VOTING INSTRUCTIONS, THE PROXIES WILL VOTE IN FAVOR OF PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.  In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy card promptly.

          As an alternative to using the proxy card to vote, you may vote:

•	by telephone, with a toll-free call to 1-877-PRX-VOTE (1-877-779-8683);

•	through the Internet, at http://www.eproxyvote.com/asa, and by following the instructions on the site; or

•	in person at the Meeting.

          If you have any questions or need additional information, please contact D.F. King & Co., Inc., the Company’s proxy solicitors, toll-free at 1-800-901-0068.

          If we do not receive your voting instructions after our original mailing, you may be contacted by the Company or by D.F. King & Co., Inc.  The Company or D.F. King & Co., Inc. will remind you to appoint a proxy.

          If you hold your shares in “street name” through a broker, bank or other nominee, your nominee cannot vote your shares for Proposal 3 unless you complete, sign, date and mail promptly the proxy voting form it will send you.  If you hold your shares in street name, and you wish to vote in person at the Meeting, you must request your broker or nominee to provide you with a legal proxy in order to vote your shares at the Meeting.

ASA (BERMUDA) LIMITED

11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

March 8, 2006

SOLICITATION AND REVOCATION OF PROXIES

          The enclosed proxy card is solicited by the Board of Directors (the “Board”) of ASA (Bermuda) Limited (the “Company”) for use at the Annual General Meeting of the Company’s shareholders (the “Meeting”) to be held on Wednesday, March 8, 2006, at 10:00 a.m. Eastern Time, at the offices of UBS, 1285 Avenue of the Americas, 13th Floor, New York, NY, 10019. (The Meeting and any adjournment(s) or postponement(s) of the Meeting are referred to herein as the “Meeting.”) The proxy may be revoked by a shareholder at any given time prior to its use at the Meeting by an instrument in writing delivered to the Secretary, c/o ASA (Bermuda) Limited, 11 Summer Street, 4th Floor, Buffalo, NY 14209 or delivered to him at the Meeting.

          On November 19, 2004 ASA Limited (“ASA”), a South African public limited liability company and the predecessor company to the Company, was reorganized into the Company, a Bermuda exempted limited liability company (the “Reorganization”).  Certain information in this proxy statement relates to ASA as the predecessor company.

          The expense of preparing, assembling, printing and mailing the proxy statement, proxy card and any other material used for the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, directors and officers of the Company may solicit proxies by telephone, electronic communications or personal contact, for which they will not receive any additional compensation. The Company will retain D.F. King & Co., Inc., New York, NY to aid in the solicitation of proxies. Such solicitation will primarily be by mail and telephone, the costs of which are expected to be approximately $150,000, plus out-of-pocket costs for printing and mailing.  The Company will also reimburse brokers, nominees and fiduciaries that are record owners of shares of the Company for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of such shares. The approximate mailing date of this proxy statement and the proxy card will be January
12, 2006.  The Annual Report of the Company for the fiscal year ended November 30, 2005, including audited financial statements, accompanies this proxy statement.

          The Board’s reasons for strongly opposing the shareholder proposal contained in this proxy statement are set forth below.  Please give this material careful attention.

VOTING AT THE MEETING

          Only shareholders of record at the close of business on December 29, 2005 (the “Record Date”) will be entitled to vote.  There are 9,600,000 Common Shares of the Company outstanding, each of which entitles the holder to one vote. Each valid proxy received at or before the Meeting will be voted at the Meeting in accordance with the instructions on the proxy card.  If a shareholder has signed a proxy card but no instructions are indicated, the proxies will vote FOR the election as directors of the nominees named in the proxy card; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 30, 2006 and to authorize the Audit Committee to set the independent auditors’ remuneration; AGAINST the shareholder proposal; and, in their discretion, upon such other matters as may properly come before the Meeting.

          Shareholders have four options for submitting their votes: (1) by mail, (2) via the Internet, (3) by phone or (4) in person at the Meeting.  If you have Internet access, we encourage you to record your vote on the Internet at http://www.eproxyvote.com/asa. When you vote via the Internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.  If you hold your shares in “street name” through a broker, bank or other nominee, your nominee cannot vote your shares on Proposal 3 unless you complete, sign, date and mail promptly the proxy voting form it will send you.  In addition, if you hold your shares through a nominee, your nominee may allow you to vote your shares by telephone or Internet.  Please consult the materials you receive from your nominee prior to voting by telephone or Internet.

          If you have any questions regarding the proposals or need assistance in voting your shares, please call our proxy solicitor, D. F. King & Co., Inc., toll free at 1-800-901-0068.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          As of the Record Date, the only person known to the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Shares is as follows:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership*	Percentage of Outstanding Shares *

HBK Investments L.P.** 300 Crescent Court Suite 700 Dallas, Texas 75201	558,509	5.8%

*	This information is based solely on Amendment No. 5 to the Schedule 13D filed by HBK Investments L.P. on September 28, 2005.
**	HBK Investments L.P. states in Amendment No. 5 that its power is exercised by its general partner, HBK Partners II L.P., whose general partner is HBK Management L.L.C.

QUORUM AND REQUIRED VOTING

          One-third (1/3) of the Company’s outstanding Common Shares present in person or by proxy and entitled to vote constitutes a quorum at the Meeting.  If, within five minutes from the time scheduled for the Meeting, a quorum of shareholders is not present, the Meeting shall stand adjourned until such other day, time and place as the chairman of the Meeting may determine.

          Assuming that a quorum is present at the Meeting, approval of each proposal requires the affirmative vote of a majority of votes cast at the Meeting, whether in person or by proxy.  Votes withheld, abstentions and “broker non-votes” (i.e., shares held by brokers, banks or other nominees as to which (i) instructions have not been received from the beneficial owner or persons entitled to vote and (ii) the broker, bank or nominee does not have discretionary voting power on a particular matter) will be counted for purposes of determining whether a quorum is present, but will have no effect on the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

          Unless contrary instructions are given, the persons named as proxies will vote such proxies for the election of the nominees listed below to serve as directors of the Company until the next Annual General Meeting of Shareholders.  Each nominee was nominated for election as a director of the Company by the Board on November 10, 2005.  Each nominee has consented to serve if elected.  In the event that any of the nominees is unable or declines to serve as a director, an event that the management of the Company does not anticipate, proxies may be voted at the Meeting for the election of another person in his stead.  The Board has no reason to believe that any of the nominees will become unavailable for election as a director, but if that should occur before the Meeting, the proxies will be voted for such nominees as the Board may recommend.  The following is a list of each nominee, his age, address, principal occupation and present positions, including any affiliations with the Company, the length of service to the Company and other directorships held.

Name, Address (1) and Age	Position Held, Term of Office (2) and Length of Time Served	Principal Occupation During the Past Five Years	Other Directorships

Interested Directors*:

Robert J.A. Irwin, 78	Chairman and Treasurer since 2003; President since 2004; Director since 2003 (ASA from 1987 to 2005).	Chairman of the Board of ASA from 1993 to 2005; Treasurer of ASA from 1999 to 2005.	Former director, President and Chief Executive Officer of Niagara Share Corporation.

Ronald L. McCarthy, 72	Director since 2004 (ASA from 1988 to 2005).	Managing Director of ASA from 1988 to 2005; South African Secretary of ASA from 2001 to 2005.

Independent Directors**:

Harry M. Conger, 75	Deputy Chairman (non-executive) since 2004; Director since 2004 (ASA from 1984 to 2004).	Chairman and CEO Emeritus of Homestake Mining Company.	Director of Apex Silver Mines Limited (silver mining company).

Name, Address (1) and Age	Position Held, Term of Office (2) and Length of Time Served	Principal Occupation During the Past Five Years	Other Directorships

Henry R. Breck, 68	Director since 2004 (ASA from 1996 to 2004).	Chairman and director of Ark Asset Management Co., Inc. (registered investment adviser).	Director of Butler Capital Corporation (business financing).

Chester A. Crocker, 64	Director since 2004; (ASA from 1996 to 2004).	James R. Schlesinger Professor of Strategic Studies, School of Foreign Service, Georgetown University; President of Crocker Group (consultants).	Director of Universal Corporation (tobacco, lumber and agri-products), First Africa Holdings Ltd., G3 Good Governance Group, Ltd.; Director of United States Institute of Peace.

Joseph C. Farrell, 70	Director since 2004 (ASA from 1999 to 2004).	Retired Chairman, President and CEO of The Pittston Company (coal and mining, transportation and security services) (now The Brinks Company).	Director of Universal Corporation (tobacco, lumber and agri-products) and MaxJet Airways, Inc.

James G. Inglis, 61	Director since 2004 (ASA from 1998 to 2004).	Chairman of Melville Douglas Investment Management (Pty) Ltd. since 2002, Executive Director prior thereto.	Director of Coupon Holdings (Pty) Ltd.

Malcolm W. MacNaught, 68	Director since 2004 (ASA from 1998 to 2005).	Retired Vice President and Portfolio Manager at Fidelity Investments.	Director of Meridian Gold Inc.

Robert A. Pilkington, 60	Director since 2004 (ASA from 1979 to 2005).	Investment banker and Managing Director of UBS Securities LLC and predecessor companies since 1985.	Director of Avocet Mining PLC.

A. Michael Rosholt, 85	Director since 2004 (ASA from 1982 to 2005).	Chairman of the National Business Initiative (South Africa) (non-profit organization); retired Chairman of Barlow Rand Limited (financial, industrial and mining corporation).

(1)	The address for each director is c/o LGN Group, LLC, P.O. Box 269, Florham Park, NJ 07932.
(2)	Each director of the Company will serve as such until the next Annual General Meeting of Shareholders.
*

An “interested person” of the Company, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), by reason of being an officer of the Company or by reason of receipt of compensation from the Company other than for service as a director of the Company.

**	A director that is not an “interested person” of the Company.

EXECUTIVE OFFICERS

          The current executive officers of the Company are Mr. Robert J.A. Irwin, information with respect to whom is set forth above, and Mr. Paul K. Wustrack, Jr., Secretary and Chief Compliance Officer since 2004.  During the past five years, Mr. Wustrack served as Assistant U.S. Secretary of ASA from 2002 to 2005 and as Chief Compliance Officer from 2004 to 2005; prior thereto he was Special Counsel with Phillips, Lytle, Hitchcock, Blaine & Huber LLP.  Executive officers are elected at the first Board meeting after each Annual General Meeting of Shareholders to serve for the ensuing year.

DIRECTOR/OFFICER COMPENSATION

          Each non-South African director receives an annual fee of $20,000 for his services as a director and a fee of $1,000 for each Board and Committee meeting (whether in person or by telephone) that he attends.  Each South African director receives the rand equivalent of $20,000 as an annual fee for his services as a director, the rand equivalent of $2,000 for each Board meeting that he attends in person, if held outside of South Africa, and the rand equivalent of $1,000 for each Board meeting he attends in South Africa or by telephone.  In addition, South African directors receive a meeting fee of the rand equivalent of $1,000 for each committee meeting attended (whether in person or by telephone) during the year.  The Chairman of the Audit Committee receives an additional $2,000 for each Audit Committee meeting that he attends.  The Company pays to any retired director who served as a director of the Company or its predecessor, ASA, for at least twelve years an annual retirement benefit equal to 75% of the annual retainer fee paid to active directors, as adjusted from time to time.  Directors retiring after attaining the age of 70 are entitled to such retirement benefit for life; directors retiring prior to attaining such age are entitled to such retirement benefit for the lesser of life or the number of years they served as a director.  Payment of directors’ retirement benefits have not been funded by the Company.

          A summary of the compensation and benefits for the directors and officers of the Company for the fiscal year ended November 30, 2005 is shown below:

Name of Person & Position	Aggregate Compensation from Company	Pension or Retirement Benefits Accrued as Part of Company Expenses	Estimated Annual Benefit Upon Retirement (1)	Total Compensation From Company Paid to Directors

Interested Directors:

Robert J.A. Irwin, Chairman, President, Treasurer and Director	$419,750	(2)	$15,000(3)	$26,000

Ronald L. McCarthy, Director	$90,250 (4)	—	$15,000	$29,000

Name of Person & Position	Aggregate Compensation from Company	Pension or Retirement Benefits Accrued as Part of Company Expenses	Estimated Annual Benefit Upon Retirement (1)	Total Compensation From Company Paid to Directors

Independent Directors:
Harry M. Conger, Director and Deputy Chairman (non-executive)	$32,000	—	$15,000	$32,000
Henry R. Breck, Director	$34,000	—	$15,000	$34,000
Chester A. Crocker, Director	$30,000	—	$15,000	$30,000
Joseph C. Farrell, Director	$34,000	—	$15,000	$34,000
James G. Inglis, Director	$31,000	—	$15,000	$31,000
Malcolm W. MacNaught Director	$41,000	—	$15,000	$41,000
Robert A. Pilkington Director	$33,000	—	$15,000	$33,000
A. Michael Rosholt Director	$33,000	—	$15,000	$33,000
Other Officer:
Paul K. Wustrack, Jr. Secretary and Chief Compliance Officer	$160,000	—	—	$160,000

(1)

All directors qualify to receive retirement benefits if they have served the Company or its predecessor, ASA, for at least twelve years prior to retirement.  The amount shown for each director is the total benefits which are, or would be, payable to such person assuming such director had served twelve years as of November 30, 2005.

(2)

In 1994, ASA entered into a supplemental non-qualified pension agreement with its Chairman.  Under the terms of the agreement, ASA agreed to credit $25,000 per year for five years, beginning December 1, 1993, to a Supplemental Pension Account with interest credited at an annual rate of 3.5%.  The Board of ASA approved increases in the amount of the annual credit as follows:  $28,125 in May 1999; $31,250 in February 2002; $45,000 in March 2003 and $55,000 in February 2004.  The Board agreed to assume and continue this agreement and approved an annual credit of $60,000 in March 2005. As of November 30, 2005, the total liability payable under the agreement was $463,967.  The Company has recorded on its financial statements an asset in the amount of $170,000 related to this liability.

(3)

The amount shown for Mr. Irwin includes only the retirement benefits payable to him as a director and not the amounts payable to him under the supplemental non-qualified pension agreement described in Note (2) above.

(4)	Compensation shown for Mr. McCarthy represents fees paid for his service as a director of the Company and services performed in connection with the winding-up of ASA.

SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth certain information as of November 30, 2005 regarding the beneficial ownership of shares of the Company by each director, each executive officer and all directors and all executive officers as a group, including the dollar range of the value of equity securities beneficially owned by each director. The shares shown for each individual and for all directors and executive officers as a group constituted less than 1% of the Company outstanding shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Aggregate Dollar Range of Share Ownership

Interested Directors:
Robert J.A. Irwin	3,000 (2)	Over $100,000
Ronald L. McCarthy	None	None

Independent Directors:
Henry R. Breck	1,000 (3)	$10,001-$50,000
Harry M. Conger	1,100	$50,001-$100,000
Chester A. Crocker	400	$10,001-$50,000
Joseph G. Farrell	1,000	$10,001-$50,000
James G. Inglis	None	None
Malcolm W. MacNaught	1,000	$10,001-$50,000
Robert A. Pilkington	3,000	Over $100,000
A. Michael Rosholt	None	None

Other Officer:
Paul K. Wustrack, Jr.	10	$1-$10,000
All Directors and Executive Officers as a group:	10,510

(1)	Each individual has sole voting and investment power over the shares shown opposite his name, except as otherwise noted.
(2)	Mr. Irwin has shared voting and investment power over 142 shares owned by his wife.
(3)	Mr. Breck has shared voting and investment power over these shares.

BOARD COMMITTEES

          The Board has an Audit Committee, a Compensation Committee, an Ethics Committee, and a Nominating Committee.

          The Audit Committee acts pursuant to a written charter.  The Audit Committee Charter is available on the Company’s website at www.asaltd.com.  The Audit Committee currently consists of Messrs. MacNaught (Chairman), Breck and Farrell, each of whom is an Independent Director. The responsibilities of the Audit Committee include overseeing (i) the Company’s accounting and financial reporting policies and practices, (ii) the Company’s internal controls and procedures, and (iii) the integrity, quality and objectivity of the Company’s financial statements and the audit thereof.  The Audit Committee is directly responsible for the selection (subject to ratification by a majority of the independent directors and by the shareholders), compensation, oversight and, when appropriate, termination of the Company’s independent auditors.

          The current members of the Compensation Committee are Messrs. Conger (Chairman), Inglis and Pilkington, each of whom is an Independent Director.  The primary function of the Compensation Committee is to make recommendations regarding the compensation of officers and the directors of the Company.

          The current members of the Ethics Committee are Messrs. Farrell (Chairman), Breck and Crocker.  The primary function of the Ethics Committee is to ensure compliance by the directors, officers and other access persons with the Company’s Code of Ethics and Rule 17j-l under the 1940 Act.

          The current members of the Nominating Committee are Messrs. Pilkington (Chairman), Conger and Rosholt, each of whom is an Independent Director. The Nominating Committee is responsible for identifying qualified candidates for the Board and the committees of the Board. The Nominating Committee acts pursuant to a written charter which is available on the Company’s website at www.asaltd.com.  The responsibilities of the Nominating Committee include (i) considering and evaluating the structure, composition and membership of the Board and each of its committees, (ii) evaluating and recommending the persons to be nominated by the Board for election as directors at the next Annual General Meeting of Shareholders and to fill vacancies on the Board as necessary, and (iii) evaluating and recommending directors to serve as members of the committees of the Board.

DIRECTOR ATTENDANCE AT MEETINGS

          During the fiscal year ended November 30, 2005 there were six meetings of the Board of Directors, five meetings of the Audit Committee,  three meetings of the Compensation Committee, three meetings of the Nominating Committee, and four meetings of the Ethics Committee.  Each director attended 75% or more of the meetings of the Board of Directors and the Committees on which he served.

          Although the Company does not have a policy on director attendance at the Annual General Meetings of Shareholders, directors are encouraged to do so.  The 2005 Annual General Meeting of Shareholders was attended by all of the directors.

SHAREHOLDER COMMUNICATIONS

          Shareholders may send written communications to the Company’s  Board  of  Directors  or to  an  individual  Director  by  mailing  such correspondence to the Board of Directors or the individual Director, as the case may be, c/o LGN Group, LLC, P.O. Box 269, Florham Park, NJ 07932 (addressed to the Company). Such communications  must be signed by the  shareholder  and  identify  the number  of  shares  held  by the  shareholder.  Properly submitted shareholder communications will, as appropriate,  be forwarded to the entire Board or to the individual  Director.  Any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must continue to meet all the requirements of Rule 14a-8. See “Shareholder Proposals” below.

INFORMATION REGARDING THE COMPANY’S PROCESS FOR NOMINATING
DIRECTOR CANDIDATES

          The Nominating Committee will recommend to the Board candidates for new or vacant Board positions based on its evaluation of which potential candidates are most qualified to serve and protect the interests of the Company’s shareholders and to promote the effective operations of the Board.  In considering director candidates, the Nominating Committee may take into account a variety of factors, including whether the candidates (i) are of the highest character and integrity; (ii) have distinguished records in their primary careers; (iii) have substantial experience and breadth of knowledge which is of relevance to the Company, particularly relating to gold and other precious metals, finance, securities law, the workings of the securities markets, or investment management; (iv) have sufficient time available to devote to the affairs of the Company in order to fulfill their duties and responsibilities, including service on Board committees; (v) are committed to working collaboratively with other members of the Board in promoting the best long-term interests of shareholders; (vi) qualify as Independent Directors; and (vii) are free of any conflicts of interest that would interfere with the proper performance of their duties as directors. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Nominating Committee’s (or the Board’s) perceptions about future issues and needs.

          The Committee considers candidates from any source deemed appropriate by the Committee, including: (a) the Company’s current directors, (b) the Company’s officers, and (c) the Company’s shareholders.  The Committee will not consider self-nominated candidates.  The Committee may, but is not required to, retain a third party search firm to identify potential candidates.

          The Nominating Committee will consider nominees recommended by shareholders on the basis of the same criteria used to consider and evaluate candidates recommended by other sources.  Shareholders may send resumes of recommended persons to the Chairman-Nominating Committee of ASA (Bermuda) Limited, c/o LGN Group, LLC, P.O. Box 269, Florham Park, NJ 07932. The shareholder recommendation must be received at the above address no later than September 13, 2006. The shareholder recommendation must be accompanied by all information relating to such candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, the shareholder recommendation must be accompanied by the written consent of the candidate to stand for election if nominated by the Board and to serve if elected by the shareholders.  No nominee recommendation has been received from a shareholder for inclusion in this proxy statement.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          The Company does not know of any director, officer or beneficial owner of more than 10% of the Company’s shares who, during the Company’s last fiscal year, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

ASA EDUCATIONAL TRUST

          The ASA Educational Trust (“the Trust”) was formed by a Deed of Trust between ASA, the Company’s predecessor, and the Trust in 1988.  The purpose of the Trust is to assist in the education and training of students in South Africa through the granting of scholarships, bursaries and/or stipends for use at institutions for secondary and tertiary education.  Messrs. Inglis, McCarthy and Rosholt serve as trustees of the Trust.

          During the fiscal year ended November 30, 2005, the Company contributed $104,000 to the Trust.

          Required Vote: The election of Directors requires the affirmative vote of a majority of the votes cast at the Meeting.

          The Directors unanimously recommend that you vote FOR Proposal No. 1.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO SET THE AUDITORS’ REMUNERATION

          In accordance with Section 89 of the Companies Act, the Company’s shareholders have the authority to appoint the Company’s independent auditors and to authorize the Audit Committee of the Board to set the auditors’ remuneration.  The Audit Committee has nominated Ernst & Young LLP (“Ernst & Young”) New York, New York, an independent registered public accounting firm, to serve as the Company’s independent auditors to audit the accounts of the Company for the fiscal year ending November 30, 2006. The Board, including a majority of Independent Directors, has ratified their nomination and has directed the submission of their selection to shareholders for appointment.

          Ernst & Young has no direct or indirect interest in the Company, except in its capacity as the Company’s independent auditors.  Ernst & Young has informed the Company that it has no material direct or indirect financial interest in the Company and that investment in the Company by its personnel and their family members is prohibited where appropriate to maintaining the auditors’ independence.  The Company’s Audit Committee reviewed the services provided by Ernst & Young and determined that Ernst & Young is independent of the Company.

          In connection with the audit of the Company’s financial statements for the fiscal year ended November 30, 2005, the Company entered into an engagement agreement with Ernst & Young which set forth the terms by which Ernst & Young would perform audit services for the Company.  That agreement is subject to mediation and arbitration procedures and an exclusion of non-monetary, equitable or punitive damages.

          A representative of Ernst & Young is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

          Aggregate fees billed by Ernst & Young for professional services rendered to the Company for the fiscal year ended November 30, 2005 and to the Company and its predecessor ASA for the fiscal year ended November 30, 2004 are set forth below.

	Fiscal Year 2005		Fiscal Year 2004

Audit Fees	$98,400	(1)	$100,000
Audit-Related Fees	12,000		47,250
Tax Fees	-0-		18,000
All Other Fees	-0-		-0-

Total	$110,400		$165,250

(1) Includes $18,400 for audit of ASA.

Audit Fees include the aggregate fees billed for professional services rendered by the independent auditors for the audit of the Company’s and ASA’s annual financial statements and review of the semi-annual financial statements and services rendered in connection with statutory or regulatory filings, including the annual and semi-annual reports.

Audit-Related Fees include the aggregate fees billed for assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of the financial statements.  The figure for 2005 includes fees billed in connection with the review of Company procedures related to compliance with the Company’s SEC Order.  The figure for 2004 includes fees billed in connection with the review of documents filed with the SEC related to the Reorganization and the review of Company procedures related to compliance with the Company’s SEC Order.

Tax Fees include the aggregate fees billed for professional services rendered by the independent auditors in connection with tax compliance, tax advice and tax planning, such as review of company tax calculations and ASA’s South African tax returns, and updates on South African tax law changes.

All Other Fees include the aggregate non-audit fees not disclosed above that were billed for projects and services provided by the independent auditors.

          The aggregate fees billed by Ernst & Young for non-audit services rendered to the Company for the fiscal year ended November 30, 2005 and to the Company and its predecessor ASA for the fiscal year ended November 30, 2004 were $12,000 and $65,250, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

          The Audit Committee of the Company has the sole authority to pre-approve all audit and non-audit services to be provided by the independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)B of the Exchange Act which are approved by the Committee prior to the completion of the audit.  During the fiscal year ended November 30, 2005, there were no services included in Audit Related Fees, Tax Fees and All Other Fees that were approved by the audit committee pursuant to the de minimis exception provided in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.  The Audit Committee may delegate its pre-approval authority to a subcommittee.  If the Committee has delegated its pre-approval authority to a subcommittee, any decision of the subcommittee shall be presented to the full Committee at its next scheduled meeting.  Pre-approval of audit and non-audit services shall not be required if the engagement to render the services is entered into pursuant to pre-approved policies and procedures established by the Committee, provided the Committee is informed of each such service.  The Committee has not yet established such policies and procedures.

          Required Vote: The appointment of the Company’s independent auditors and the authorization for the Audit Committee to set the auditors’ remuneration requires the affirmative vote of a majority of the votes cast at the Meeting.

          The Directors unanimously recommend that you vote FOR Proposal No. 2.

PROPOSAL 3: CONSIDERATION OF SHAREHOLDER PROPOSAL

          A shareholder (“proponent”) has informed the Company that it intends to present a proposal (“proposal”) at the Meeting and has requested that it be included in this year’s proxy statement. Pursuant to Rule 14a-8(l)(2) of the Exchange Act, the Board of Directors and the Company are not responsible for this proposal or supporting statement with respect to its accuracy or otherwise.  The Board of Directors unanimously recommends that you vote AGAINST the proposal.  The reasons for the Board’s opposition to the proposal are set forth in the Board’s opposing statement that appears below, immediately following the proposal and its supporting statement.  The name, address, and number of shares of the Company’s Common Shares held by the proponent are listed under “Share Ownership of Certain Beneficial Owners” above.

A.     THE PROPOSAL AND SUPPORTING STATEMENT

          “Resolved:  That the shareholders hereby recommend that the board of ASA (Bermuda) Limited allow its shareholders to realize net asset value by taking immediate action to eliminate the persistent discount at which ASA common stock trades to net asset value.

Supporting Statement:

          Through and on behalf of its managed funds, HBK Investments L.P. has been a long-term investor in ASA, and is the owner of approximately 5.8% of its outstanding shares.  Since early 1999, except briefly in early 2003, ASA common stock has traded at a discount to NAV.  HBK believes that it is the responsibility of ASA’s board to eliminate this discount.  When HBK presented this argument [in] July 2005, ASA management responded that their planned change in the fund’s mandate would cure the discount.  On July 21, 2005, the date the proposed mandate change was announced, the discount was 12% of NAV.  As of September 22, 2005, the discount has increased to 14.4%, representing a loss of over $73 million in shareholder value.  Management’s cure has been wholly ineffective.

          There are many actions that the board could take to address the discount, including adopting a public market buyback program or large fixed distribution program, open-ending, merging with an open-ended fund, or liquidating.  Each of these alternatives are common methods used by other closed-end funds.  Commitments to take these actions in the event of persistent discounts are often written into the charters of recently formed closed-end funds.

          The board may attempt to dismiss this resolution by claiming that ASA common stock has increased in value.  However, in the last two years, ASA common stock has underperformed the South African markets by over 100%, on a total return basis, and underperformed gold by over 12%.  (ASA has also underperformed both gold and South Africa on a one and three-year basis).

          The board may also claim that addressing the discount will create adverse tax consequences for certain ASA shareholders.  However, this is no change, as certain ASA shareholders will be hurt (and perhaps are already being hurt) by the tax implications of management’s diversification plan.

          Finally, the board may claim that the closed-end form allows ASA to achieve higher returns by investing in less liquid securities.  The fallacy of such a claim is easily demonstrated by considering the MSCI South Africa iShares exchange traded fund, which has liquid holdings, a lower expense ratio than ASA, trades at net asset value, and over the last two years has appreciated by over 90%, while ASA has climbed less than 9% during the same period (computed on a total return basis).

          ASA is not keeping pace with the markets in which it invests, and HBK believes that the board should increase the value of shareholders’ investments by eliminating the discount promptly.

          If you want the value of your shares to increase by 16.9%, then you should vote for this proposal.

          (The calculations above are based on the September 27, 2005 closing price.)”

B.     OPPOSING STATEMENT

          The proposal recommends that the Board take “immediate action to eliminate the persistent discount” from net asset value at which the Company’s shares have traded in recent years.  There are only two measures that the Company can take that will literally eliminate the discount — open-ending (directly or by combining with an existing open-end fund) and liquidation.  The Board is well aware of the discount levels at which the Company’s shares have been trading and from time to time has considered open-ending as well as less drastic measures to address the discount.  As explained below, the Board believes that measures that would meaningfully address the discount are not in the best interests of the Company and also would have material adverse tax consequences to many of the Company’s U.S. shareholders.

          As an owner of a substantial block of the Company’s shares, it is perfectly appropriate for proponent to advance its own self-interest by exerting pressure on the Company to take action that will maximize its investment results.  Proponent may recommend immediate action to eliminate the discount without regard to the material adverse consequences to the Company and other shareholders.  We believe, however, that proponent’s supporting statement clearly misrepresents factors that are critical to a fair evaluation of the proposal.  We believe that it very significantly understates both the Company’s relative investment performance and the material adverse tax consequences to the Company’s U.S. shareholders of measures to eliminate the discount.  We discuss these below.

          In considering the proposal and other measures to address the discount, the Board of Directors is required to be concerned with the best interests of the Company.  We believe that the Company has benefited from its closed-end format and that measures to eliminate the discount are not in the Company’s best interests.  We also are concerned about the material adverse tax consequences to U.S. shareholders that would result from these measures, as explained below.

Investment Performance

          As discussed below, the Company’s investment results in closed-end format have been strong, and we believe that proponent has significantly misrepresented the strength of the Company’s relative investment performance.

          Concentration in Gold Producers.  To understand our belief that proponent has significantly understated the Company’s relative investment performance, it is necessary to understand that the Company was required, from its inception in 1958 until July 2005, to invest a majority of its total assets in securities of companies principally engaged in gold mining and related activities (“gold producers”) in South Africa.  Pursuant to this fundamental policy and policies permitting certain other investments, the Company’s investments have always been concentrated in securities of gold producers, principally in South Africa, and to a lesser extent of other companies engaged in precious minerals mining and related activities.  At September 30, 2004, approximately 56% and 80%, respectively, of the Company’s total assets were invested in securities of gold producers in South Africa and worldwide.  These percentages were approximately 47% and 78%, respectively, at September 30, 2005.  The Company has never invested directly in gold.

          In July 2005, shareholders approved a liberalization of the Company’s fundamental policies, which, among other things, permits greater investment in gold producers and precious minerals producers outside of South Africa.  Proponent states in its supporting statement that the Company’s management has represented that this change in mandate would “cure the discount.”  Management could not have made, and did not make, such a representation.  It stated merely that this change in investment mandate should over time result in better investment performance, which in turn could narrow the discount.

          Proponent’s Misrepresentation of Performance.   Proponent, which represents that it is a long-term investor in the Company, presumably is aware of the Company’s concentration in securities of gold producers, principally in South Africa, and that the Company does not invest directly in gold.  Yet we believe that proponent significantly misrepresents the Company’s relative investment performance by comparing the Company’s performance to “the South African markets,” to a broad-based index fund and to direct investment in gold.

          Proponent does not indicate what benchmark it used to derive the total return for “the South African markets,” but we believe it has used the FTSE/JSE Top 40 Index.  This is a securities index comprising a broad range of industrial issuers, only approximately 6% of which, on a capitalization-weighted basis, comprises shares of companies principally engaged as gold producers.  We believe that proponent’s comparison of the Company’s investment performance to the MSCI South Africa iShares exchange-traded fund (“iShares South Africa”) similarly misrepresents the Company’s relative performance  because iShares South Africa is an index fund that tracks a broad-based securities index of industrial issuers in South Africa.  In addition, the comparison of the trading prices of the Company’s shares to those of iShares South Africa is, in our view, patently inappropriate.   iShares South Africa is an open-end fund, which continuously offers to issue and redeem its shares in large units.  As a result, its shares trade in the market at approximately net asset value.

          Relative Performance Against Gold Index.   There is no index of South African securities whose composition is wholly comparable to the Company’s.  Although the Company has historically invested a majority of its assets in securities of gold producers in South Africa, it also invests in gold producers outside of South Africa, producers of other precious minerals and, to a limited extent, other industrial issuers, in and outside of South Africa.  However, in view of its strong concentration in South African gold producers, the Company believes that the South African securities index whose composition is most comparable to the Company’s is the FTSE/JSE Gold Sector Price Index (the “Gold Index”).  The Gold Index is an unmanaged index of securities of the leading gold mining companies in South Africa, weighted by their free-market capitalization.  We believe that proponent’s comparison of the Company’s performance for the one, two and three year periods ended September 27, 2005 to a broad-based South African market index with only a 6% weighting in gold producers clearly misrepresents the Company’s relative performance.  When measured against the more comparable Gold Index, converted into U.S. Dollars, the Company has substantially outperformed for all these periods.

          The following table sets forth for the periods shown the Company’s return without reinvestment of dividends, based on net asset value and on market price, as compared to that of the Gold Index, converted into U.S. Dollars.

	Return*

Period	Company		Gold Index

	NAV	Market

Year ended 9/30/05	15.7%	9.4%	4.4%
Two years ended 9/30/05	20.6%	10.2%	-3.1%
Three years ended 9/30/05	53.4%	45.0%	11.4%

* Without reinvestment of dividends.

Liquidation and Open-Ending

          Although we believe that similar considerations and consequences would apply to any measures the Company could take that would have any substantial impact on the discount, we focus below on the only measures that could eliminate the discount, as per the stated terms of the proposal — liquidation and open-ending.

          Liquidation is an extreme action that the Board sees no reason to entertain.  The investment performance of the Company has been strong, and there is no reason to believe that the investment program of the Company cannot continue to be carried out effectively.  The Board does not believe it is reasonable to conclude that it is in the best interests of the Company to terminate its existence at this time.

          The Board also believes that the Company has benefited from its closed-end format and that open-ending is not in the best interests of the Company.  It has been able to invest in volatile gold and precious minerals securities without the challenges that an open-end fund must face in managing large flows of money in and out of the fund.  Its investment results have been favorably affected by its relatively low expense ratio (ratio of expenses to average net assets) as a closed-end fund.  The Company’s expense ratio would increase substantially if the Company were to open-end.  This increase would result from the substantial redemptions that would occur upon open-ending, which would materially decrease the net assets over which expenses could be spread.  The expense ratio would also increase because of the substantial additional on-going costs associated with continuous distributions and redemptions of shares.  However, direct open-ending is not a practical option for the Company, as explained below, and both direct open-ending and open-ending through a combination with another open-end fund would result in the material adverse consequences to the Company’s U.S. shareholders described below.

          Direct Open-ending is Not Practicable.  One potentially serious impediment to direct open-ending results from the Company’s incorporation in Bermuda.  As a consequence, the Company was not permitted as of right to register under the 1940 Act.   To do so, it was required to obtain an exemptive order from the SEC.  This order was subject to certain conditions, including an undertaking of the Company to list its shares on the New York Stock Exchange.  If the Company were to open-end, its shares would have to be delisted.  To avoid non-compliance with this condition of the Company’s exemptive order, the Company would need to obtain an amendment of the order from the SEC.  There can be no assurance that this amendment would be acceptable to the SEC or as to how long it would take to obtain the amendment.

          It also is impracticable for the Company to open-end because it could not provide the on-going distribution of its shares that would be needed to offset redemptions in open-end format.  The Company is internally managed and is not a part of a complex of funds that includes open-end funds with an existing distribution capability.  Without this capability, the Company would gradually dwindle in size as a result of redemptions until it was uneconomical for it to continue in existence.

Material Adverse Tax Consequences to Shareholders

          We believe that the Company is the only foreign corporation currently registered under the 1940 Act.  As a foreign U.S. registered investment company, the Company is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.  We believe that this status would result in material adverse tax consequences to taxable U.S. shareholders, as described below, if the Company were to undertake any significant measures to eliminate or address the discount.

          Consequences of PFIC Status.  Because the Company is a PFIC, there would be material adverse tax consequences to many of its U.S. shareholders if in any taxable year it distributed more than 125% of the average amount it had distributed for the three preceding taxable years (“excess distribution”).  These material adverse tax consequences could be triggered by any of the actions that would eliminate the discount, i.e., open-ending (whether directly or by combining with an open-end fund) or liquidation.

          The material adverse tax consequences of the Company’s PFIC status can be illustrated by the tax impact to a U.S. shareholder of a liquidation or combination, followed by a distribution to shareholders of the net proceeds of liquidation or the consideration received by the Company in the combination.  This example assumes that the shareholder is an individual “non-electing” shareholder, i.e., one who has neither elected to treat the Company as a qualified electing fund nor to mark to market his shares of the Company.  These are elections that shareholders may make that require greater on-going income tax payments but avoid the more drastic results described below.  If the Company were not a PFIC, a shareholder who had held his or her shares for more than one year would pay U.S. federal income tax on any gain realized in the distribution at the current federal capital gains rate of 15%.  Because the Company is a PFIC, instead the shareholder would be required to pay taxes on any gains resulting from the excess distribution at ordinary income tax rates, plus interest for the period the shares were held.  This would result in the effective tax rate, including interest, to the shareholder, depending on his or her holding period, of approximately 35% to approximately 70%, as compared to the 15% that would otherwise apply.

          Transactions with respect to shares of the Company, e.g., redemptions upon open-ending or tenders into a tender offer, could have similar material adverse consequences to redeeming or tendering U.S. shareholders, and could also have adverse tax consequences to certain non-redeeming or non-tendering shareholders.  In short, measures that are available to other closed-end funds to address a market discount cannot be employed by the Company without material adverse tax consequences to many taxable U.S. shareholders.

          Proponent would have you believe that the tax consequences of these various possible measures to address the discount would be no more adverse than those of repositioning the Company’s portfolio to take advantage of the liberalization of the Company’s investment policies authorized by shareholders in July 2005 (discussed above).  This simply is not the case, as the Company intends to implement its broadened investment mandate gradually over a period of years in the normal course of portfolio management.  This would not trigger the material adverse consequences that various measures to address the discount would trigger under the PFIC regime.

          The Company has operated successfully both in the short-term and long-term as a closed-end fund.  In view of the Company’s successful operations in closed-end format and the potentially material adverse tax consequences to taxable U.S. shareholders resulting from the Company’s status as a PFIC, the Board of Directors believes that it is not in the best interests of the Company and many of its U.S. shareholders to take immediate action to eliminate the discount.

          Required Vote: Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast at the Meeting.

          The Directors unanimously recommend that you vote AGAINST Proposal No. 3.

PRESENTATION OF FINANCIAL STATEMENTS

          In accordance with Section 84 of the Companies Act, the Company’s audited financial statements for the fiscal year ended November 30, 2005 will be presented at the Meeting.  These statements have been approved by the Company’s Board.  There is no requirement under Bermuda law that such statements be approved by the shareholders, and no such approval will be sought at this Meeting.

ADDITIONAL INFORMATION

          The principal executive office of the Company is located at 11 Summer Street, 4th Floor, Buffalo, NY 14209.  The Company does not have an outside investment adviser.

          LGN Group, LLC provides certain administrative and shareholder services to the Company.  LGN Group, LLC is located at 140 Columbia Turnpike, 2nd Floor, Florham Park, NJ 07932.

          Kaufman, Rossin & Co. PA, located at 2699 South Bayshore Drive, Suite 500, Miami, FL 33133, provides accounting services to the Company.

SHAREHOLDER PROPOSALS

          In order for a shareholder proposal to be included in the proxy statement and proxy for the 2007 Annual General Meeting the proposal must be received no later thanSeptember 13, 2006.

          Under Rule 14a-4 of the Exchange Act, a shareholder who wishes to present a proposal for consideration at the 2007 Annual General Meeting without inclusion of such proposal in the Company’s Proxy Statement and Proxy must send notice of such proposal to the Company no later than November 27, 2006.  If notice for such proposal is not received by November 27, 2006, management proxies may use their discretionary authority to vote on such proposal.  Bermuda law provides that only registered shareholders holding not less than 5% of the total voting rights in the Company or 100 registered shareholders together may require a proposal to be submitted to an annual general meeting.  Generally, notice of such a proposal must be deposited at the registered office of the Company (ASA (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda) no less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited.

OTHER MATTERS

          The management of the Company knows of no other business that will be presented for consideration at the Meeting, but should any other matters requiring a vote of shareholders arise, the persons named as proxies will vote thereon in accordance with their best judgment.

ASA (Bermuda) Limited

Robert J.A. Irwin, Chairman of the Board, President and Treasurer

January 11, 2006

APPENDIX A

AUDIT COMMITTEE REPORT

ASA (BERMUDA) LIMITED

          The Audit Committee of the Board of Directors of ASA (Bermuda) Limited (the “Company”) was created to assist the Board of Directors in its oversight of matters relating to accounting and financial reporting, internal control over financial reporting, the integrity, quality and objectivity of the Company’s financial statements and the independent audit thereof, the Company’s independent auditors, and certain legal and regulatory compliance.  Management is responsible for the preparation, presentation and integrity of the Fund’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit.  Members of the Audit Committee rely without independent verification on the information provided and the representations made to them by management and Ernst & Young LLP, the Company’s independent auditors.

          The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended November 30, 2005. In conjunction with its review, the Audit Committee has met with the management of the Company to discuss the audited financial statements.  In addition, the Audit Committee has discussed with Ernst & Young LLP, the matters required pursuant to SAS 61 and has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1. The Audit Committee has also discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

          Based  upon  this  review  and  related  discussions,  and  subject  to the limitation  on the role and  responsibilities  of the Audit  Committee set forth in the Audit Committee  Charter,  the  Audit  Committee  recommended  to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended November 30, 2005.

          This report has been approved by all of the members of the Audit Committee (whose names are listed below), each of whom has been determined to be independent as defined in the New York Stock Exchange’s listing standards.

December 28, 2005

Malcolm W. MacNaught (Chairman)
Henry R. Breck
Joseph C. Farrell

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY IMMEDIATELY
TO SAVE THE COMPANY ADDITIONAL SOLICITATION COSTS.

DETACH HERE

ASA (BERMUDA) LIMITED

PROXY FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
March 8, 2006

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This proxy is being solicited on behalf of the Board of Directors of ASA (Bermuda) Limited (the “Company”). The undersigned hereby appoints as proxies Paul K. Wustrack, Jr. and Lawrence G. Nardolillo, and each of them (with power of substitution), to vote all of the undersigned’s shares in the Company at the Annual General Meeting of Shareholders to be held on March 8, 2006 at 10:00 a.m., at the offices of UBS, 1285 Avenue of the Americas, 13th Floor, New York, NY 10019, and any adjournment or postponement thereof (the “Meeting”), with all the power the undersigned would have if personally present.

The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to grant authority to vote “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3, with discretionary power to vote upon such other business as may properly come before the Meeting.

Please sign exactly as your name appears hereon. If shares are held in the name of joint owners, each should sign. Attorneys-in-fact, executors, administrators, etc. should so indicate title and authority. If shareholder is a corporation or partnership, please sign in full corporate or partnership name by authorized person.

YOUR VOTE IS IMPORTANT. IF YOU ARE NOT VOTING BY PHONE OR INTERNET, PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SEE REVERSE SIDE	SEE REVERSE SIDE

ASA (Bermuda) Limited

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/asa	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

Your vote is important. If you are not voting by phone or Internet, please mark, date and sign this proxy below and return it promptly in the enclosed postage-paid envelope.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ Please mark votes as in this example.

ASA (BERMUDA) LIMITED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

1.	Election of Directors.				2.

To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 30, 2006 and to authorize the Audit Committee of the Board to set the independent auditors’ remuneration.

							FOR AGAINST ABSTAIN
	Nominees: (01) R.J.A. Irwin, (02) H.R. Breck, (03) H.M. Conger, (04) C.A. Crocker, (05) J.C. Farrell, (06) J.G. Inglis, (07) M.W. MacNaught, (08) R.L. McCarthy, (09) R.A. Pilkington, (10) A.M. Rosholt
							☐ ☐ ☐

		FOR ALL NOMINEES	☐ ☐	WITHHELD FROM ALL NOMINEES

					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.
	☐
							FOR AGAINST ABSTAIN
		For all nominees except as written above			3.	To consider a shareholder proposal recommending action with regard to the discount.	☐ ☐ ☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please sign this proxy exactly as name appears hereon. When  shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:__________________	Date:__________	Signature:__________________	Date:__________